EXHIBIT 3.5

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

IMPERVA, INC.

Shlomo Kramer hereby certifies that:

FIRST: The date of filing the original Certificate of Incorporation of Imperva, Inc., a Delaware corporation (the “Corporation”), with the Secretary of State of the State of Delaware was April 10, 2002, under the name of WebCohort Inc.

SECOND: He is the duly elected and acting President of the Corporation.

THIRD: Section A of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby further amended and restated to read in its entirety as follows:

1. “A. Authorization of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this corporation is authorized to issue is seventy-one million, five hundred sixty six thousand, one hundred one (71,566,101). The total number of shares of common stock authorized to be issued is fifty million (50,000,000), par value $0.0001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is twenty-one million five hundred sixty-six thousand, one hundred one (21,566,101), par value $0.0001 per share (the “Preferred Stock”), of which four million six hundred sixty-six thousand six hundred sixty-seven (4,666,667) shares are designated as “Series A Preferred Stock,” eight million, fifty-seven thousand, three hundred thirty-five (8,057,335) shares are designated as “Series B Preferred Stock,” five million, five hundred sixty-seven thousand, ninety-nine (5,567,099) shares are designated as “Series C Preferred Stock” and three million, two hundred seventy-five thousand (3,275,000) shares are designated as “Series D Preferred Stock.” At the time the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware becomes effective, (i) each two (2) issued and outstanding shares of the Company’s Common Stock shall be automatically combined, reclassified and changed into one (1) share of the Company’s Common Stock, without any action by the holder thereof, (ii) each two (2) issued and outstanding shares of the Company’s Series A Preferred Stock shall be automatically combined, reclassified and changed into one (1) share of the Company’s Series A Preferred Stock, without any action by the holder thereof, (iii) each two (2) issued and outstanding shares of the Company’s Series B Preferred Stock shall be automatically combined, reclassified and changed into one (1) share of the Company’s Series B Preferred Stock, without any action by the holder thereof,

(iv) each two (2) issued and outstanding shares of the Company’s Series C Preferred Stock shall be automatically combined, reclassified and changed into one (1) share of the Company’s Series C Preferred Stock, without any action by the holder thereof, and (v) each two (2) issued and outstanding shares of the Company’s Series D Preferred Stock shall be automatically combined, reclassified and changed into one (1) share of the Company’s Series D Preferred Stock, without any action by the holder thereof (collectively, the “Reverse Stock Split”). No fractional shares will be issued and stockholders otherwise entitled to receive fractional shares shall have no further interest as a stockholder with respect to such fractional shares. This corporation will pay in cash the fair value, as determined by the Board of Directors of this corporation, of fractional shares which would otherwise result from the Reverse Stock Split.”

FOURTH: This Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

* * * *

IN WITNESS WHEREOF, Imperva, Inc. has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be signed by its President this     day of November, 2011.

IMPERVA, INC.

By:
Shlomo Kramer, President